EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Larscom Announces Corporate Restructuring

Realigns Sales Force Under Leadership of Len Eisenstein

MILPITAS, CA (May 31, 2002)—Larscom Incorporated (Nasdaq: LARS), a leading provider of integrated WAN and Internet access equipment, announced a corporate restructuring and workforce consolidation in the face of the ongoing stagnation of the telecom market.

As a result, 13 positions were eliminated from its Milpitas headquarters today. The company expects to take a charge of approximately $400,000 for this reduction in the second quarter of 2002.

Additionally, as part of this restructuring, Len Eisenstein joins Larscom as its vice president of worldwide sales.

“In these difficult times for our industry, we at Larscom have to align ourselves to the realities of the marketplace by keeping costs down,” stated chief executive officer Daniel L. Scharre. “However we remain committed to building an organization able to capitalize on market opportunities. Consolidating our sales organization under the leadership of Len Eisenstein is a strong step in this direction.”

Mr. Eisenstein brings over 20 years of experience building and leading successful sales teams in the telecom and data networking industries. He has held sales leadership positions with Trillium Digital Systems (an Intel Company), Ariel Corporation, Integrated Networks Corporation, and Telco Systems. Throughout his career Mr. Eisenstein has excelled at growing sales with major carriers and Fortune 500 companies.

Mr. Eisenstein will focus on broadening the company’s customer base through both direct and indirect sales channels. He will oversee the efforts of both the domestic and international sales forces. Mr. Eisenstein earned a B.S. in electrical engineering from the City College of New York and an MBA from Baruch College, New York.

About Larscom

Larscom Incorporated develops, manufactures, and markets high-speed wide area network (WAN) and Internet access equipment. The company’s customers include major carriers, Internet service providers, Fortune 500 companies, and government agencies worldwide. Larscom’s headquarters are at 1845 McCandless Drive, Milpitas, California 95035. Additional information can be found at www.larscom.com.

Contact: Don Morgan
Larscom Incorporated
408.941.4000
morgan@larscom.com

Safe Harbor Statement

Any forward-looking statements in this news release are based on our current expectations and beliefs and are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those suggested. Factors that could cause actual results to differ materially include (but are not limited to) risks associated with customer concentration, the effect of the general downturn in the telecommunications equipment industry, the ability to hire and retain managerial and technical talent, the ability to develop successful new products, dependence on recently introduced new products and products under development, dependence on component availability from key suppliers, rapid technological change and fluctuations in quarterly operating results, as well as additional risk factors as discussed in the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this news release. We disclaim, however, any intent or obligation to update these forward-looking statements.

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